Filed Pursuant to Rule 424(b)(2)
File No. 333-195697

Title of Each Class of Securities Offered	Amount to be Registered	Maximum Offering Price Per Security	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Medium Term Notes, Series N, Floating Rate Notes	$450,000,000	100.00%	$450,000,000	$57,960

(1)

The total filing fee of $57,960 is calculated in accordance with Rule 457(r) of the Securities Act of 1933 (the “Securities Act”) and will be paid by wire transfer within the time required by Rule 456(b) of the Securities Act.

Pricing Supplement No. 3 dated September 2, 2014

(to Prospectus Supplement dated May 30, 2014

and Prospectus dated May 5, 2014)

WELLS FARGO & COMPANY

Medium-Term Notes, Series N

Floating Rate Notes

Aggregate Principal Amount Offered:	$450,000,000

Trade Date:	September 2, 2014

Original Issue Date (T+5):	September 9, 2014

Stated Maturity Date:	September 8, 2017

Price to Public (Issue Price):	100.00%, plus accrued interest, if any, from September 9, 2014

Agent Discount (Gross Spread):	0.25%

All-In Price (Net of Agent Discount):	99.75%, plus accrued interest, if any, from September 9, 2014

Net Proceeds:	$448,875,000

Benchmark:	Three-month LIBOR

Base Rate:	LIBOR

Spread:	+26 basis points

Designated LIBOR Page:	Page LIBOR01 as displayed on Reuters or any successor service (or such other page as may replace Page LIBOR01 on that service or successor service)

Index Maturity:	Three months

Interest Reset Periods:	Quarterly

Interest Reset Dates:	Each March 8, June 8, September 8 and December 8, commencing December 8, 2014 and ending June 8, 2017

Interest Payment Dates:	Each March 8, June 8, September 8 and December 8, commencing December 8, 2014 and at maturity

Initial Interest Rate:	Three-month LIBOR plus 0.26%, determined two London banking days prior to September 9, 2014

Redemption:	The notes are not redeemable at the option of Wells Fargo & Company

Listing:	None

		Principal Amount

Agent (Sole Bookrunner):	Wells Fargo Securities, LLC	$360,000,000

Agent (Co-Managers):	ANZ Securities, Inc.	13,500,000
	BB Securities Limited	13,500,000
	BB&T Capital Markets,
	a division of BB&T Securities, LLC	13,500,000
	CIBC World Markets Corp.	13,500,000
	Desjardins Securities Inc.	13,500,000
	TD Securities (USA) LLC	13,500,000

Agent (Junior Co-Managers):	Apto Partners, LLC	2,250,000
	Blaylock Beal Van, LLC	2,250,000
	Loop Capital Markets LLC	2,250,000
	Samuel A. Ramirez & Company, Inc.	2,250,000
	Total:	$450,000,000

Plan of Distribution:

On September 2, 2014, Wells Fargo & Company agreed to sell to the Agents, and the Agents agreed to purchase, the notes at a purchase price of 99.75%, plus accrued interest, if any, from September 9, 2014. The purchase price equals the issue price of 100.00% less a discount of 0.25% of the principal amount of the notes.

BB Securities Limited is not a broker-dealer registered with the Securities and Exchange Commission, and therefore may not make sales of any notes in the United States or to U.S. persons except in compliance with applicable U.S. laws and regulations. To the extent that BB Securities Limited intends to effect sales of the notes in the United States, it will do so only through Banco do Brasil Securities LLC or one or more U.S. registered broker-dealers, or otherwise as permitted by applicable U.S. law. BB Securities Asia Pte. Ltd. may be involved in the sales of the notes in Asia.

Desjardins Securities Inc. is not a U.S. registered broker-dealer, and, therefore, will not effect any offers or sales of any notes in the United States or will do so only through one or more registered broker-dealers as permitted by the regulations of the Financial Industry Regulatory Authority, Inc.

Certain U.S. Federal Income Tax Consequences:	Tax considerations are discussed under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus.

CUSIP:	94974BGC8

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